 Exhibit 99.1

SS Innovations Recognized on National News As India Celebrates Independence Day

News channel, DD India, features SS Innovations’ work in the field of medical technology as an example of Indian excellence

Fort Lauderdale, FL., August 17, 2023 - News Direct - SS Innovations International, Inc. (the “Company” or “SS Innovations”) (OTC: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, has been featured on Indian national news as the country celebrated its 77th Independence Day on August 15, 2023.

DD India, a news and current affairs channel in India, aired the feature as part of a series highlighting home-grown success stories that showcase Indian excellence on the global stage.

Dr. Sudhir Srivastava, Chairman of the Board and Chief Executive Officer of SS Innovations, said, “India’s population is almost 1.4 billion, served by more than 70,000 hospitals. Today we have fewer than 100 robotic systems in use across the country, meaning that hospitals, surgeons and patients do not have access to this gold standard of care because of the expense.”

12,800 robotic-assisted surgeries have been performed in India over the past 12 years using imported devices. SS Innovations aims to change these numbers with its SSi Mantra, the first surgical system to be made in India, and one of the only systems in the world to be distinctly cost-effective with broad-spectrum surgical applications, including cardiovascular, thoracic and head and neck surgery.

DD India highlighted that it takes less than a week for engineers to build the SSi Mantra surgical robotic system which costs around a third of Intuitive Surgical’s da Vinci device.

The SSi Mantra has been granted regulatory approval in India and is clinically validated in more than 40 different types of surgical procedures. SS Innovations is working to secure regulatory approvals in the United States and Europe, expected in 2024 and 2025.

DD India is the country’s most-watched English language news channel with approximately eight million viewers. To watch the feature, please visit: https://www.youtube.com/watch?v=qGt8tx0r6Nk.

About SS Innovations International, Inc.

SS Innovations International, Inc. (OTC: SSII) is a developer of innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger part of the global population. SSII’s product range includes its proprietary “SSi Mantra” surgical robotic system, and “SSi Mudra”, its wide range of surgical instruments capable of supporting a variety of surgical procedures including robotic cardiac surgery. SSII’s business operations are headquartered in India and SSII has plans to expand the presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions, globally. For more information, visit SSII’s website at ssinnovations.com or LinkedIn for updates.

About SSi Mantra

Supporting advanced, affordable, and accessible robotic surgery, the SSi Mantra Surgical Robotic System provides the capabilities for multi-specialty usage including cardiothoracic, head and neck, gynecology, urology, general surgery and more. With its modular, 3D vision open-console design and superior ergonomics, the system engages machine learning models to improve safety and efficiency during procedures. The SSi Mantra system has received Indian Medical Device regulatory approval (CDSCO) and is clinically validated in India in more than 40 different surgical procedures. The company expects to seek regulatory approvals from the US Food and Drug Administration (FDA) and CE Mark in Europe in 2023 and 2024.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations International’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

For more information:

PCG Advisory

Stephanie Prince

sprince@pcgadvisory.com

(646) 863-6341